Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Common Stock, par value $0.0001 per share (2)	24,390,627	$1.85	(4)		$45,122,660	$0.00014760	$6,660.10
Common Stock, par value $0.0001 per share (3)	17,249,334	$11.50	(5)		$198,367,341	$0.00014760	$29,279.02
Common Stock, par value $0.0001 per share (3)	2,179,447	$8.60	(5)		$18,743,244.20	$0.00014760	$2,766.50
Total Offering Amounts					$262,233,245.20		$31,986.26	(6)
Total Fees Previously Paid (7)							$31,986.26
Total Fee Offsets
Net Fee Due				$			$-

(1)	Pursuant to Rule 416 under the Securities Act (as defined below), this registration statement also covers any additional number of shares of common stock (as defined below) issuable upon stock splits, stock dividends or other distribution, recapitalization or similar events with respect to the shares of common stock being registered pursuant to this registration statement.

(2)	The amount registered includes up to (a) 3,808,127 shares of common stock previously issued by the registrant to selling stockholders named in the registration statement, (b) 182,500 shares of common stock issuable upon conversion of shares of preferred stock by a selling stockholders named in the registration statement, (c) 400,000 shares of common stock issuable at the option of the registrant after the date of the registration statement to a selling stockholder named in the registration statement in lieu of payment of $800,000 in commitment fees and (d) 20,000,000 shares of common stock that may be issued by the registrant to a selling stockholder named in the registration statement if certain conditions are met, at the registrant’s election and in its sole discretion, from time to time after the date of the registration statement, upon the terms and subject to the satisfaction of the conditions set forth in the Share Purchase Agreement described in the registration statement.

(3)	The amount to be registered consists of shares of common stock, par value $0.0001 per share, issuable upon exercise of warrants.

(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended, based on the 5-day average reported sales price on Nasdaq (as defined herein) for the registrant’s common stock as of October 24, 2023

(5)	Represents the exercise price per warrant.

(6)	Represents the Maximum Aggregate Offering Price of $262,233,245.20 multiplied by the current fee rate.

(7)	The registrant previously paid registration fees of (1) $19,798.78 in connection with the initial filing of this Registration Statement on September 8, 2023 and (2) $12,187.48 in connection with the filing of Amendment No. 1 to the Registration Statement on October 27, 2023.